                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             ASPEN TECHNOLOGY, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             ASPEN TECHNOLOGY, INC.

[ASPEN TECHNOLOGY, INC. LOGO]

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     We invite you to attend our 1998 Annual Meeting of Stockholders, which is being held as follows:

  DATE:      Tuesday, December 15, 1998

  TIME:      3 P.M.

  LOCATION: Aspen Technology, Inc.
               Fourth Floor
               Ten Canal Park
               Cambridge, Massachusetts 02141

     At the Annual Meeting, we will ask you and our other stockholders to:

          - elect two directors to three-year terms; and

          - consider any other business properly presented at the Annual
            Meeting.

     You may vote on these matters in person or by proxy. Whether you plan to attend the Annual Meeting or not, we ask that you complete and return the enclosed proxy card promptly in the enclosed addressed, stamped envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 26, 1998 may vote at the Annual Meeting.

                                            By order of the Board of Directors,

                                            /s/ Stephen J. Doyle

                                            STEPHEN J. DOYLE
                                            Secretary

Cambridge, Massachusetts
November 20, 1998

                                PROXY STATEMENT
                                    FOR THE
                             ASPEN TECHNOLOGY, INC.
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
               INFORMATION ABOUT THE ANNUAL MEETING
This Proxy Solicitation.....................................    2
How to Vote.................................................    2
Quorum Required to Transact Business........................    2
Availability of Auditors....................................    3
                      DISCUSSION OF PROPOSAL
Proposal to Elect Two Directors.............................    3
Other Matters...............................................    4
Stockholder Proposals for 1999 Annual Meeting...............    4
                   INFORMATION ABOUT DIRECTORS
Background Information About Directors Continuing in
  Office....................................................    4
Meetings of the Board of Directors..........................    5
Committees of the Board of Directors........................    5
Compensation Committee Interlocks and Insider
  Participation.............................................    5
Compensation of Directors...................................    6
Related Party Transactions..................................    6
               INFORMATION ABOUT EXECUTIVE OFFICERS
Background Information About Executive Officers.............    6
Compensation of Executive Officers
  Summary Compensation Table for Fiscal 1996, 1997 and
     1998...................................................    8
  Option Grants in Fiscal 1998..............................    9
  Aggregated Option Exercises in Fiscal 1998 and Option
     Values at June 30, 1998................................   10
  Change in Control Agreements..............................   10
  Report of the Compensation Committee on Executive
     Compensation for Fiscal 1998...........................   11
     INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE
Stock Owned by Directors, Executive Officers and
  Greater-than-5% Stockholders..............................   12
Compliance with Reporting Requirements......................   13
Performance Graph...........................................   14

                      INFORMATION ABOUT THE ANNUAL MEETING

THIS PROXY SOLICITATION

     We have sent you this proxy statement and the enclosed proxy card because AspenTech's Board of Directors is soliciting your proxy to vote at the Annual Meeting (including any adjournment or postponement of the Annual Meeting).

     - This proxy statement summarizes information about the proposal to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

     - The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

     We will pay the cost of soliciting these proxies. Our directors, officers and employees may solicit proxies in person or by mail, telephone or telegraph. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation.

     We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about November 20, 1998. In this mailing, we are including a copy of our 1998 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as filed with the Securities and Exchange Commission.

HOW TO VOTE

     You are entitled to one vote at the Annual Meeting for each share of common stock registered in your name at the close of business on October 26, 1998. The proxy card states the number of shares you are entitled to vote at the Annual Meeting.

     You may vote your shares at the Annual Meeting in person or by proxy:

     - To vote in person, you must attend the Annual Meeting, and then complete and submit the ballot provided at the Annual Meeting.

     - To vote by proxy, you must complete and return the enclosed proxy card. Your proxy will be valid only if you sign, date and return it before the Annual Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Annual Meeting in the manner you specify in the proxy card. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares for the election of the nominated directors. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner.

     If you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

     - send written notice to Stephen Doyle, the Secretary of the Company, at the address of the Company set forth on the Notice appearing before this proxy statement;

     - send us another signed proxy with a later date; or

     - attend the Annual Meeting, notify the Secretary that you are present, and then vote in person.

QUORUM REQUIRED TO TRANSACT BUSINESS

     At the close of business on October 26, 1998, 24,740,637 shares of common stock were outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the Annual Meeting in order to constitute the quorum we need to transact business. We will not count abstentions and broker non-votes in determining whether a quorum exists.

AVAILABILITY OF AUDITORS

     Arthur Andersen LLP has been selected by our Board of Directors as independent public accountants to audit our financial statements for the fiscal year ending June 30, 1999. Arthur Andersen LLP have served as our auditors since 1982. We expect that representatives of Arthur Andersen LLP will attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             DISCUSSION OF PROPOSAL

PROPOSAL TO ELECT TWO DIRECTORS

     The only proposal on the agenda for the Annual Meeting is the election of two persons to serve as Class II directors for three-year terms beginning at the Annual Meeting and ending at the 2001 Annual Meeting of Stockholders. Our Board of Directors currently has six members, divided into three classes of two members each. Each class of directors serves a three-year term. We stagger these terms so that the term of only one class expires each year.

     Our Board of Directors has nominated Joseph F. Boston and Gresham T. Brebach, Jr. for re-election as Class II directors. Brief biographies of the nominees, as of October 28, 1998, follow. You will find information about the nominees' holdings of common stock on page 12.

JOSEPH F. BOSTON..............   A founder of the Company, Dr. Boston has served
                                 as President of the Company since 1984 and as a director of the Company since 1981. Dr. Boston served as both the Principal Engineer and as an Associate Project Manager from 1977 to 1981 of the ASPEN Project at M.I.T. Dr. Boston holds a
                                 B.S. in Chemical Engineering from Washington
                                 University and a Ph.D. in Chemical Engineering from Tulane University. Dr. Boston is 61 years old.

GRESHAM T. BREBACH, JR........   Mr. Brebach has served as a director of the
                                 Company since August 1995 and currently serves as a member of the Compensation Committee.
                                 Since February 1997, Mr. Brebach has been
                                 President and Chief Executive Officer of
                                 Nextera Enterprises, L.L.C., a consulting company. From January 1995 to February 1997,
                                 Mr. Brebach was Executive Vice
                                 President--Client Services of Renaissance
                                 Solutions Inc., a supplier of management consulting and client/server systems integration services. From August 1994 to December 1994, Mr. Brebach operated Brebach and
                                 Associates, a consulting firm. From April 1993 to August 1994, Mr. Brebach served as Executive
                                 Vice President of Digital Consulting at Digital
                                 Equipment Corporation. From December 1989 to
                                 April 1993, Mr. Brebach was a Director in the
                                 Consumer and Industrial Products sector of McKinsey & Company, a management consulting firm. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of Illinois. Mr. Brebach is 57 years old.

     If for any reason either Dr. Boston or Mr. Brebach becomes unavailable for election, the persons designated in the proxy card may vote the proxy for the election of a substitute. Dr. Boston and Mr. Brebach both have consented to serve as directors if elected, and our Board of Directors has no reason to believe that either nominee will become unavailable for election.

     The two nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DR. BOSTON AND MR. BREBACH.

OTHER MATTERS

     Neither we nor our Board of Directors intends to propose any matters at the Annual Meeting other than the election of two directors. Neither we nor our Board knows of any matters to be proposed by others at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     A stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in our 1999 proxy statement must submit the proposal by June 30, 1999. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at the address of the Company set forth on the Notice appearing before this proxy statement.

                          INFORMATION ABOUT DIRECTORS

BACKGROUND INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

     The Class I and Class III directors will continue in office following the Annual Meeting, and their terms will expire in 1999 (Class III) or 2000 (Class
I). Brief biographies of these directors, as of October 28, 1998, follow. You will find information about their holdings of common stock on page 12.

DOUGLAS R.BROWN ................ Mr. Brown has served as a director of the
  Class III Director             Company since 1986 and currently serves as a
                                 member of the Compensation Committee. Since
                                 January 1996, Mr. Brown has been the President and Chief Executive Officer and a director of Advent International Company, a venture capital investment firm. Mr. Brown was the Chief
                                 Investment Officer of Advent International
                                 Company from December 1993 to December 1995 and
                                 Senior Vice President and Managing
                                 Director--Europe of Advent International
                                 Company from since June 1990 to September 1994.
                                 Mr. Brown holds an S.B. in Chemical Engineering from M.I.T. and an M.B.A. from the Harvard
                                 Graduate School of Business Administration.
                                 Since May 1997, Mr. Brown has served as a director of Ionics, Incorporated, a separations technology company. Mr. Brown is 44 years old.

LAWRENCE B. EVANS .............. The principal founder of the Company, Dr. Evans
  Class I Director               has served as Chairman of the Board and Chief
                                 Executive Officer of the Company since 1984. He also served as Treasurer of the Company from 1984 through February 1995 and as President from the inception of the Company until 1984.
                                 Dr. Evans served as Professor of Chemical
                                 Engineering at M.I.T. from 1962 to 1990 and was the principal investigator for the ASPEN
                                 Project at M.I.T., which lasted from 1976 to 1981. Dr. Evans holds a B.S. in Chemical
                                 Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Dr. Evans is 64 years old.

JOAN C. MCARDLE ...............  Ms. McArdle has served as a director of the
  Class I Director               Company since July 1994 and currently serves as
                                 a member of the Audit and Compensation
                                 Committees. Since 1985 she has been a Vice
                                 President of Massachusetts Capital Resource
                                 Company, a Boston-
                                 based investment company. Ms. McArdle holds an A.B. in English from Smith College. Ms. McArdle is 47 years old.

ALISON ROSS ...................  Ms. Ross has been a director of the Company
  Class III Director             since February 1996, and currently serves as a
                                 member of the Audit Committee. Ms. Ross is the President of Smart Finance & Co., an investment banking consulting firm she founded in January
                                 1995. Smart Finance & Co. provides advisory services to the Company from time to time (see
                                 "Related Party Transactions" on page 6). From
                                 September 1992 to January 1995, Ms. Ross was a
                                 Principal of Montgomery Securities. From
                                 September 1991 through August 1992, Ms. Ross served as Special Assistant to the Secretary of the Cabinet in the Executive Office of the President of the United States, as part of a one-year appointment as a White House Fellow.
                                 Ms. Ross holds an S.B. in Economics and an S.M.
                                 in Management from M.I.T. Ms. Ross is 38 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     Our Board of Directors held seven meetings during the fiscal year ended June 30, 1998. All directors attended at least 75% of the meetings of our Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has appointed an Audit Committee and a Compensation Committee. Our Board has not appointed a standing Nominating Committee.

     The Audit Committee met three times during the fiscal year ended June 30, 1998. The Audit Committee:

     - reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants;

     - reviews the scope of other services provided by our independent accountants;

     - reviews proposed changes in our financial and accounting standards and principles and in our policies and procedures for our internal accounting, auditing and financial controls; and

     - makes recommendations to our Board of Directors on the engagement of the independent accountants.

     The Audit Committee consists of Joan McArdle and Alison Ross, both of whom attended all meetings of the Audit Committee in fiscal year ended June 30, 1998.

     The Compensation Committee met one time and acted by unanimous written consent six times during the fiscal year ended June 30, 1998. The Compensation Committee administers our compensation programs, including our 1995 Stock Option Plan, 1995 Employees' Stock Purchase Plan and 1996 Special Stock Option Plan. The Compensation Committee also performs other duties that our Board of Directors periodically assigns to it. The Compensation Committee consists of Gresham Brebach, Douglas Brown and Joan McArdle, each of whom attended all meetings of the Compensation Committee in fiscal year ended June 30, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Gresham Brebach, Douglas Brown and Joan McArdle, none of whom has ever been an employee of the Company. The Committee is advised by Richard M. Harter, an advisor and the Assistant Secretary of the Company, who participates in the deliberations but does not vote on actions taken by the Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Generally we pay our directors who are not full-time employees of our company an annual fee of $15,000 for their services, plus $1,500 for each regular meeting they attend. Additionally, our 1995 Directors Stock Option Plan provides that each non-employee director will be granted an option to purchase 24,000 shares of common stock at fair market value upon his or her initial election as a director (or December 18, 1995, for previously elected directors) and an option to purchase 8,000 shares of common stock at fair market value following any annual meeting if such director continues to serve as a non-employee director. One-sixteenth of the options granted upon initial election vests at the end of each calendar quarter, but only if the optionee continues to be a director on the vesting date. Subsequent options to purchase 8,000 shares become exercisable in four quarterly installments, beginning with the third anniversary of the grant date, but only if the optionee continues to be a director on the vesting date.

     For fiscal 1998, our Board of Directors voted to issue options to directors instead of paying the cash fees described above. As of the date on which this proxy statement was filed with the Securities and Exchange Commission, our board had not granted or established the terms of these additional options.

RELATED PARTY TRANSACTIONS

     Since April 1995, Smart Finance & Co., of which Alison Ross is the sole owner, has provided investment banking consulting services to the Company. Ms. Ross is a Class III director. During the fiscal year ended June 30, 1998, we paid to Smart Finance & Co. consulting fees totalling $71,418 (excluding expense reimbursements) for services rendered during fiscal 1998 under a consulting agreement and additional fees of $172,250 for services provided in connection with a private debt offering by the Company in June 1998.

     William Blair & Company, L.L.C., the beneficial owner of more than five percent of the common stock outstanding as of October 26, 1998, was one of the three initial purchasers of $86,250,000 of our 5 1/4% Convertible Subordinated Debentures due June 15, 2005. The Company believes that William Blair received gross fees of approximately $450,000 in connection with the offering of the Debentures, before deducting its allocated expenses of the initial purchasers collectively or deducting its separate expenses.

     The Company has a policy that transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and that all transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of our independent directors.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

BACKGROUND INFORMATION ABOUT EXECUTIVE OFFICERS

     Brief biographies of our executive officers, as of October 28, 1998, follow. You will find information about their holdings of common stock on page 12.

LAWRENCE B. EVANS .............. You will find background information about Dr.
  Chairman of the Board and      Evans on page 4.
  Chief Executive Officer

JOSEPH F. BOSTON ............... You will find background information about Dr.
  President                      Boston on page 3.

DAVID L. MCQUILLIN ............. Mr. McQuillin has served as Executive Vice
  Executive Vice President,      President, Worldwide Sales & Marketing of th
  Worldwide Sales & Marketing    Company since June 1997. Prior to joining the
                                 Company, Mr. McQuillin was employed by
                                 Honeywell, Inc. as Vice President, Eastern
                                 Region from January 1997 to May 1997, Vice
                                 President, Southeast Region from July 1995 to
                                 December 1996 and as Director and General
                                 Manager, European Region from 1992 to June
                                 1995. From 1989 to 1992, Mr. McQuillin was
                                 President and Chief Executive Officer of

                                 Aeonic Systems, Inc. Mr. McQuillin holds a B.S. in Applied Science from Miami University. Mr. McQuillin is 41 years old.

MARY A. PALERMO ...............  Ms. Palermo has served as Executive Vice
  Executive Vice President,      President, ACO/IMD Divisions of the Company
  ACO/IMD Divisions              since September 1998. She joined the Company in
                                 November 1987 as Director of Finance, and was promoted to Vice President and Chief Financial
                                 Officer in May 1989 and to Senior Vice
                                 President, Finance and Chief Financial Officer in June 1993. She then served as Executive Vice
                                 President, Finance and Chief Financial Officer of the Company from December 1995 to August
                                 1998. From 1979 to 1982, Ms. Palermo held several positions at Arthur Andersen & Co. Ms.
                                 Palermo holds a B.S. in Accounting from Boston
                                 College and is a C.P.A. Ms. Palermo is 41 years old.

LISA W. ZAPPALA ...............  Ms. Zappala has served as Senior Vice President
  Senior Vice President and      and Chief Financial Officer of the Company
  Chief Financial Officer        since September 1998. Ms. Zappala served as
                                 Treasurer of the Company from February 1995 to August 1998. She served as Director of
                                 Financial Operations of the Company from January 1993 to February 1995. From 1981 to
                                 January 1993, Ms. Zappala held several
                                 positions at Arthur Andersen & Co. Ms. Zappala holds a B.S. in Accounting from Boston College and is a C.P.A. Ms. Zappala is 38 years old.

STEPHEN J. DOYLE ..............  Mr. Doyle has served as Senior Vice President,
  Senior Vice President,         General Counsel, Chief Legal Officer and
  General Counsel,               Secretary of the Company since September 1998.
  Chief Legal Officer            Mr. Doyle served as Vice President, General
  and Secretary                  Counsel and Chief Legal Officer of the Company
                                 from September 1996 to September 1998, and began serving as the Secretary of the Company in October 1997. From July 1994 to September
                                 1996, Mr. Doyle was a partner in Mirick, O'Connell, DeMallie & Lougee concentrating in technology and international business law From
                                 1986 to June 1994, Mr. Doyle was International
                                 Counsel to Prime Computer Inc. (renamed
                                 Computervision Corporation) and from 1981 to 1985 was International Attorney for the Bank of Boston. From 1978 to 1981, Mr. Doyle was an attorney in private practice. Mr. Doyle holds an A.B. from Georgetown University and J.D. and M.B.A. degrees from the University of Denver.
                                 Mr. Doyle is 45 years old.

     In addition, we expect that David Mushin will be elected as Senior Vice President of Operations of the Company in November 1998 and, as a result, will become an executive officer. Background information about Mr. Mushin, as of October 28, 1998, follows:

DAVID MUSHIN ..................  Since January 1996, Mr. Mushin has served as
                                 Senior Vice President and General Manager,
                                 Information Management Division, of the
                                 Company. From 1991 to January 1996, he served as Vice President and General Manager of Plant Operations. Mr. Mushin holds a Masters in Chemical Engineering from the University of Cambridge, England. Mr. Mushin is 42 years old.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table for Fiscal 1996, 1997 and 1998

     The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons (the "Named Officers"):

     - Lawrence Evans, our only chief executive officer in fiscal 1998;

     - Joseph Boston, David L. McQuillin, Mary Palermo and Joel Rosen, our four most highly compensated executive officers (other than Dr. Evans) who continued to serve as executive officers at June 30, 1998; and

     - Herbert Britt, who served as our Senior Vice President and Chief Technical Officer throughout fiscal 1998 and who continues to hold that office, but who was deemed to be an executive officer only for the first portion of fiscal 1998. Mr. Britt would have been included as one of the four most highly compensated executive officers described in the preceding clause, except that he was not an executive officer at June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                               ANNUAL COMPENSATION             -------------
                                      --------------------------------------    SECURITIES
                                                              OTHER ANNUAL      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION(1)   OPTIONS(#)(2)   COMPENSATION($)(3)
 ---------------------------   ----   ---------   --------   ---------------   -------------   ------------------
Lawrence B. Evans............  1998   $290,000    $     --       $   --            7,886(4)           $ --
  Chairman of the Board and                                                       30,000(5)
  Chief Executive Officer      1997    265,000          --           --           80,000(6)            174
                               1996    239,000     133,000           --           50,000(7)            348
Joseph F. Boston.............  1998    230,000          --           --            4,263(4)             --
  President                                                                       18,000(5)
                               1997    210,000          --           --           40,000(6)            174
                               1996    190,000      88,000           --           32,000(7)            348
David L. McQuillin(8)........  1998    360,000                       --           50,000(5)             --
  Executive Vice President,    1997     14,615          --           --           50,000(9)             --
  Worldwide Sales & Marketing  1996         --          --           --               --                --
Mary A. Palermo..............  1998    220,000          --           --            4,476(4)             --
  Executive Vice President                                                        30,000(5)
                               1997    190,000          --           --           50,000(6)            174
                               1996    166,000      83,000           --           40,000(7)            348
Joel B. Rosen(10)............  1998    235,000          --           --            3,836(4)             --
  Executive Vice President     1997    210,000          --           --           50,000(6)            174
                               1996    190,000      77,000           --           40,000(7)            348
Herbert I. Britt.............  1998    190,000          --           --            3,836(4)             --
  Senior Vice President                                                           10,000(5)
  and Chief Technical Officer  1997    210,000          --           --           30,000(6)            174
                               1996    190,000      77,000           --           32,000(7)            348

---------------

 (1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the Named Officers' respective total annual salaries and bonuses during each of the years reported.

 (2) Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is an employee or advisor of the Company and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date.
                                         (footnotes continued on following page)

 (3) Represents long-term insurance premiums paid by us on behalf of the Named Officers. Insurance coverage was changed in mid-fiscal 1997 and the premiums paid for the insurance are no longer considered taxable income to the Named Officers.

 (4) Options were granted on September 12, 1997 under our 1995 Stock Option Plan. These options were fully vested upon grant.

 (5) Options were granted on December 22, 1997 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

 (6) Options were granted on August 2, 1996 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

 (7) Options were granted on October 24, 1995 and January 8, 1996 under our 1988 Non-Qualified Stock Option Plan and our 1995 Stock Option Plan, respectively. One-sixteenth of the options granted vests at the end of each calendar quarter.

 (8) Mr. McQuillin joined the Company in June 1997. His salary for fiscal 1998 includes $120,000 of sales commissions.

 (9) Options were granted on May 20, 1997 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

(10) Mr. Rosen resigned from the Company in August 1998.

  Option Grants in Fiscal 1998

     The following table sets forth certain information regarding the options we granted to the Named Officers during the fiscal year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------    POTENTIAL REALIZABLE
                               NUMBER                                                   VALUE AT ASSUMED
                                 OF                                                   ANNUAL RATES OF STOCK
                             SECURITIES   PERCENT OF TOTAL                           PRICE APPRECIATION FOR
                             UNDERLYING   OPTIONS GRANTED    EXERCISE                    OPTION TERM(1)
                              OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
           NAME              GRANTED(#)     FISCAL YEAR       ($/SH)       DATE        5%($)        10%($)
           ----              ----------   ----------------   --------   ----------   ----------   ----------
Lawrence B. Evans..........     7,886           0.38%        $31.125     9/11/07(2)  $  175,237   $  424,425
                               30,000           1.44          29.250    12/21/07(3)     686,239    1,612,493
Joseph F. Boston...........     4,263           0.20          31.125     9/11/07(2)      94,729      229,435
                               18,000           0.86          29.250    12/21/07(3)     411,743      967,496
David L. McQuillin.........    50,000           2.40          29.250    12/21/07(3)   1,143,731    2,687,488
Mary A. Palermo............     4,476           0.21          31.125     9/11/07(2)      99,463      240,899
                               30,000           1.44          29.250    12/21/07(3)     686,239    1,612,493
Joel B. Rosen..............     3,836           0.18          31.125     9/11/07(2)      85,241      206,454
Herbert I. Britt...........     3,836           0.18          31.125     9/11/07(2)      85,241      206,454
                               10,000           0.48          29.250    12/21/07(3)     288,746      537,498

---------------
(1) The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

(2) Option grant pursuant to our 1995 Stock Option Plan. These options were fully vested upon grant.
                                         (footnotes continued on following page)

(3) Option grant pursuant to our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter. The exercisability of these options is accelerated upon the occurrence of a change in control of the Company.

  Aggregated Option Exercises in Fiscal 1998 and Option Values at June 30, 1998

     The following table sets forth information as to options exercised during the fiscal year ended June 30, 1998, and unexercised options held at the end of such fiscal year, by the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                         SHARES                        NUMBER OF SHARES OF COMMON      VALUE OF UNEXERCISED
                        ACQUIRED                      STOCK UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                           ON            VALUE        OPTIONS AT JUNE 30, 1998(#)       JUNE 30, 1998($)(2)
        NAME           EXERCISE(#)   REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ----           -----------   --------------   ----------------------------   -------------------------
Lawrence B. Evans....        --              --               76,076/91,810            $2,045,933/$2,271,046
Joseph F. Boston.....        --              --               42,853/51,410             1,183,733/ 1,293,351
David L. McQuillin...        --              --               21,875/78,125               427,344/ 1,547,656
Mary A. Palermo......    12,000         430,275              190,982/70,824             8,091,377/ 1,756,147
Joel B. Rosen........    18,000         641,850              173,444/44,574             7,363,141/ 1,198,334
Herbert I. Britt.....        --              --               37,051/38,785             1,058,506/ 1,021,554

---------------

(1) The values in this column are based on the last reported sale prices of the common stock on the respective dates of exercise as reported by the Nasdaq National Market, less the respective option exercise prices.

(2) The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 1998 was $50.50. Value is calculated on the basis of the difference between the option exercise price and $50.50, multiplied by the number of shares of common stock underlying the option.

  Change in Control Agreements

     On August 12, 1997, we entered into Change in Control Agreements with Lawrence Evans, our Chairman of the Board and Chief Executive Officer; Joseph Boston, our President; David McQuillin, our Executive Vice President, Worldwide Sales & Marketing; Mary Palermo, our Executive Vice President; and Stephen Doyle, our Vice President, General Counsel, Chief Legal Officer and Secretary. Each agreement is for an initial term of five years and is automatically renewed thereafter on a yearly basis unless our Board of Directors ends the self-renewing feature at least sixty days before the next renewal. In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any 1 person or group purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code of 1986. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

     We may enter into similar Change in Control Agreements in the future with other officers of the Company.

  Report of the Compensation Committee on Executive Compensation for Fiscal 1998

     The following is the report of the Compensation Committee of our Board of Directors. The report describes the compensation policies and rationales that the Compensation Committee used to determine the compensation paid to our executive officers for the year ended June 30, 1998.

     Purpose of the Compensation Committee. The Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

     Elements of the Compensation Program. Each executive officer's compensation package has three elements:

     - base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;

     - bonus compensation, payable in cash and based on achievement of financial performance goals established by the Compensation Committee; and

     - stock options, designed to assure long-term alignment with the interests of stockholders.

Both the base compensation and the bonus compensation were established based on the two prior years' compensation, which had been established after review of a report from Towers, Perrin, Forster & Crosby, Inc., consultants in management compensation, for fiscal 1996. Towers, Perrin had analyzed the base compensation and bonus compensation of executive officers of the Company against similar amounts paid by comparable corporations. Towers, Perrin noted in that report for fiscal 1996 that the base compensation and bonus compensation of the executive officers of the Company were generally below the averages for executives of the comparable group of corporations. In assessing the information contained in the report, the Compensation Committee considered the nature of the business, the size and the profitability of comparable companies. Stock options were granted in amounts deemed by the Compensation Committee to be appropriate to increase alignment with stockholder interests and to serve as a means to retain the services of the executive officers. No cash bonuses were paid to executive officers for fiscal 1998.

     Section 162(m) Limitations. The cash compensation to be paid to our executive officers for the fiscal year ending June 30, 1998 is not expected to exceed the $1,000,000 limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code of 1986. Because our 1995 Stock Option Plan limits the maximum number of shares of common stock for which any one participant may be granted stock options, has been approved by the stockholders, and is administered by the Compensation Committee, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under that Plan will qualify as performance-based compensation and will not count toward (or beyond) the $1,000,000 limitation.

                                            COMPENSATION COMMITTEE

                                            Gresham T. Brebach, Jr.
                                            Douglas R. Brown
                                            Joan C. McArdle

            INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-5% STOCKHOLDERS

     The following table sets forth certain information as of October 26, 1998, with respect to the beneficial ownership of the common stock by (i) each person that we know owns of record or beneficially more than 5% of the outstanding common stock, (ii) the Named Officers, (iii) each director and nominee for director, and (iv) all current executive officers and directors as a group. As of October 26, 1998, there were 24,740,637 shares of common stock outstanding.

                                                                      SHARES
                                                               BENEFICIALLY OWNED(2)
                                                               ---------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)                NUMBER     PERCENT
          ---------------------------------------                ------     -------
Thomas E. Baker(3)..........................................   1,887,820      7.6%
  c/o Chesapeake Decision Sciences, Inc.
  200 South Street
  New Providence, New Jersey 07974
Janus Capital Corporation(4)................................   1,578,200      6.4
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206
William Blair & Company, L.L.C.(5)..........................   1,450,869      5.9
  222 West Adams Street, 34th Floor
  Chicago, Illinois 60606
Lawrence B. Evans(6)........................................     887,308      3.6
Joseph F. Boston(7).........................................     327,634      1.3
Mary A. Palermo(8)..........................................     213,863      *
Joel B. Rosen(9)............................................     181,385      *
Herbert I. Britt(10)........................................     156,071      *
David L. McQuillin(11)......................................      28,368      *
Gresham T. Brebach, Jr.(12).................................      22,000      *
Douglas R. Brown(12)........................................      22,000      *
Joan C. McArdle(13).........................................      22,000      *
Alison Ross(12).............................................      11,999      *
All executive officers and directors as a group (10
  persons)(14)..............................................   1,716,557      6.9

---------------
 * Less than 1%.

 (1) Unless otherwise noted, the address of each person or group is in care of the Company, Ten Canal Park, Cambridge, Massachusetts 02141.

 (2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within sixty days of October 26, 1998 are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

 (3) Includes 17,822 shares held by Mr. Baker's wife and 71,287 shares held by a trust for the benefit of Mr. Baker's children. Also includes 103,034 shares and 24,782 shares held in the Chesapeake Decision Sciences, Inc. Employee Stock Ownership Plan and Trust effective January 1, 1987, as amended and restated effective January 1, 1989 on behalf of Mr. Baker and Mr. Baker's wife, respectively.

 (4) The number of shares reported as beneficially owned by Janus Capital Corporation, an investment adviser, is based on information contained in a
     Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998.

                                         (footnotes continued on following page)

 (5) The number of shares reported as beneficially owned by William Blair & Company, L.L.C., a broker-dealer and investment adviser, is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 1998. William Blair has sole voting power with respect to 594,000 shares of common stock and sole dispositive power with respect to 1,450,869 shares of common stock.

 (6) Includes 86,076 shares subject to stock options exercisable within sixty days of October 26, 1998. Also includes 200 shares held by Beverley Evans, wife of Mr. Evans, as to which shares Mr. Evans disclaims beneficial interest.

 (7) Includes 48,748 shares subject to stock options exercisable within sixty days of October 26, 1998.

 (8) Includes 198,483 shares subject to stock options exercisable within sixty days of October 26, 1998.

 (9) Includes 179,070 shares subject to stock options exercisable within sixty days of October 26, 1998.

(10) Includes 41,551 shares subject to stock options exercisable within sixty days of October 26, 1998.

(11) Includes 28,125 shares subject to stock options exercisable within sixty days of October 26, 1998.

(12) Consists of shares subject to stock options exercisable within sixty days of October 26, 1998.

(13) Consists of shares subject to stock options exercisable within sixty days of October 26, 1998. Excludes 175,000 shares held by Massachusetts Capital Resource Company, of which Ms. McArdle is Vice President; Ms. McArdle disclaims beneficial interest of those 175,000 shares.

(14) Includes shares subject to stock options and warrants exercisable within sixty days of October 26, 1998 as described in notes (6), (7), (8), (11),
     (12) and (13) above.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. These executive officers, directors and ten-percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 1998 were filed on a timely basis.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of the common stock for the period from November 1, 1994 (the initial date of the registration of the common stock under the Securities Exchange Act of 1934) to June 30, 1998, to the cumulative total return of the NASDAQ Stock Market (US) Index and the NASDAQ Computer & Data Processing Index for the same period.

                COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN*
        AMONG ASPEN TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (US) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                              [PERFORMANCE CHART]

                                                                    10/27/CUMULATIVE TOTAL RETURN   6/98
Aspen Technology, Inc.                                        AZPN    $100     $196   $423   $579   $777
Nasdaq Stock Market (US)                                      INAS     100     123    157    191     342
Nasdaq Computer & Data Processing                             INAD     100     136    181    229     346

* $100 invested on October 27, 1994 in stock or index, including reinvestment of dividends. Fiscal year ending June 30.

                             ASPEN TECHNOLOGY, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby authorizes and appoints Stephen J. Doyle and Lisa W. Zappala, and each them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.10 per share, of Aspen Technology, Inc. held of record by the undersigned as of the close of business on Monday, October 26, 1998, at the Annual Meeting of Stockholders to be held at principal corporate offices of Aspen Technology, Inc. located at Fourth Floor, Ten Canal Park, Cambridge, Massachusetts 02141, and at any adjournments thereof, on all matters that may properly come before said meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN THE PROPOSAL AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                         (To be signed on reverse side)

[X]  Please mark your vote as in this example.


PROPOSAL: Election of two Class II directors

          NOMINEES: JOSEPH F. BOSTON
                    GRESHAM T. BREBACH, JR.

          [ ] FOR the nominees listed above       [ ] WITHHOLD AUTHORITY to vote
              (except as marked to the                for the nominees listed
              contrary below)                         above

          Instructions: To withhold authority to vote for an individual nominee, write the name of the nominee on the line below:


                        --------------------------------------------------------

                THE DIRECTORS RECOMMEND A VOTE FOR EACH NOMINEE.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature:___________________________  Signature: ______________________________
                                       (IF HELD JOINTLY)

Dated:    ___________________________, 1998

NOTE: This Proxy Card must signed exactly as the name of the stockholder(s) appears on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.